Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

The Board of Directors

enCore Energy Corp.

We consent to the use of our report dated April 29, 2022, on the consolidated financial statements of enCore Energy Corp. which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, the related consolidated statements of loss and comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, which are incorporated by reference in this Registration Statement No. 333-269428 on Amendment No. 1 to Form F-10 dated February 3, 2023 of enCore Energy Corp.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

February 3, 2023